Exhibit 99.1

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	Year Ended
	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenue	$134,832	$93,174	$81,242	$109,651	$47,031
Gross profit **	64,611	53,126	61,699	92,489	40,287
Income (loss) from continuing operations *	7,307	30,079	(54,918)	(56,462)	(61,363)
Net income (loss)	5,786	27,932	(59,567)	(62,590)	(64,663)

Net income (loss) per share—basic:
Income (loss) from continuing operations	$0.07	$0.31	$(0.60)	$(0.63)	$(1.35)
Net income (loss)	0.06	0.29	(0.65)	(0.70)	(1.42)

Net income (loss) per share—diluted:
Income (loss) from continuing operations	$0.07	$0.29	$(0.60)	$(0.63)	$(1.35)
Net income (loss)	$0.05	$0.27	$(0.65)	$(0.70)	$(1.42)

	December 31, 2003	December 31, 2002	December 31, 2001	December 31, 2000	December 31, 1999
Balance Sheet Data:
Working capital	$59,270	$40,282	$34,679	$87,630	$82,688
Total assets	126,092	100,554	86,102	182,396	161,519
Long-term debt and capital lease obligations, net of current portion	283	1,904	35,777	51,214	1,423
Total stockholders’ equity	$86,297	$67,902	$23,644	$79,222	$119,552

*	In 2003, income from continuing operations included a restructuring charge of $4.0 million and the Company’s share of joint venture losses of $0.6 million. Net income in 2003 included an extraordinary gain from the purchase of joint venture entities of $0.2 million. In 2002, income from continuing operations included a gain from the extinguishment of debt of $32.6 million and the Company’s share of joint venture losses of $3.7 million. In 2001, income from continuing operations includes a restructuring charge of $15.8 million, amortization of goodwill of $4.6 million and the Company’s share of joint venture losses of $9.6 million. In 2000, income from continuing operations included amortization of goodwill of $6.4 million. In 1999, income from continuing operations included amortization of goodwill of $5.4 million. For further information on our restructuring charges, refer to Note 13 in our Notes to Consolidated Financial Statements.
**	Prior to 2002, payments to distribution partners for referral of customers to our LookListings program were reflected as sales and marketing expense because LookSmart branding was associated with the promotion of these products. In 2002 and 2003, these costs are reflected in cost of revenue. The amount reclassified in 2002 was $2.8 million.

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